                              AMENDMENT NUMBER ONE
                                     TO THE
                         SUB-ADVISORY AGREEMENT BETWEEN
                           VAN KAMPEN ASSET MANAGEMENT
                                       AND
                  AVENUE EUROPE INTERNATIONAL MANAGEMENT, L.P.

     This Amendment Number One, dated May 20, 2009, to the Subadvisory Agreement dated June 26, 2007 (the "Agreement") by and between VAN KAMPEN ASSET MANAGEMENT ("VKAM" or the "Adviser"), a Delaware statutory trust, and AVENUE EUROPE INTERNATIONAL MANAGEMENT, L.P. ("Avenue Capital" or the "Sub-Adviser"), a Delaware limited partnership, with respect to Van Kampen Dynamic Credit Opportunities Fund (the "Fund"), hereby amends the terms and conditions of the Agreement in the manner specified herein.

                                   WITNESSETH

WHEREAS, the Board of Trustees of the Fund at a meeting held on May 20, 2009 has approved an amendment to the Agreement to restate the allocation of fees between VKAM and the Sub-Adviser; and

WHEREAS, the parties desire to amend and restate SCHEDULE A of the Agreement relating to the compensation to the Sub-Adviser.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, as follows:

SCHEDULE A of the Agreement is hereby deleted in its entirety and replaced with the following:

For the services provided by the Sub-Adviser to the Van Kampen Dynamic Credit Opportunities Fund, pursuant to the attached Sub-Advisory Agreement, the Adviser will pay to the Sub-Adviser a fee equal to (i) 40% of the compensation received from the Fund by the Adviser, less (ii) $200,000 per annum. The $200,000, which represents costs and out-of-pocket expenses incurred by the Adviser related to the Fund, including, among other things, preparation and provision of informational pieces (including webcasts and public conference calls), preparation of shareholder reports, and communications with research analysts, will be prorated and paid monthly. For purposes of the first sentence, the compensation paid by the Fund to the Adviser is currently equal to 1.25% of the average daily managed assets of the Fund. Managed assets shall mean the average daily gross asset value of the Fund minus the sum of accrued liabilities other than any proceeds from the issuance of preferred shares and/or the aggregate amount of any borrowings for investment purposes.

IN WITNESS WHEREOF, the parties have caused this amended Agreement to be executed as of the day and year first above written.

VAN KAMPEN ASSET MANAGEMENT             AVENUE EUROPE INTERNATIONAL MANAGEMENT,
                                        L.P., BY: AVENUE EUROPE INTERNATIONAL
                                        MANAGEMENT GENPAR, LLC,
                                        its general partner


By:                                     By:
    ---------------------------------       ------------------------------------
Name: Stuart N. Schuldt                 Name: Sonia Gardner
Title: Executive Director               Title: Member